UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2006

CARBIZ INC.
(Exact name of registrant as specified in its charter)

Ontario, Canada	000-52209	None
(State or other jurisdiction	(Commission File	(IRS Employer
of	Number)	Identification No.)
incorporation)

7405 North Tamiami Trail
Sarasota, Florida 34243
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (941) 952-9255

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act.

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 3.02 Unregistered Sales of Equity Securities

          On September 5, 2006, Carbiz Inc. (the “Company”) completed a non-brokered private placement (the “Offering”) of 2,400,000 units (the “Units”) at a price of $0.10 per Unit for gross proceeds to the Company of $240,000. Each Unit is comprised of one common share and one common share purchase warrant exercisable into one common share at an exercise price of $0.15 for a period of two years. Concurrently with the Offering, debt in the amount of $156,546.44 held by two directors of the Company was also converted into 1,565,464 Units with the same terms as the Units issued in the Offering (the “Debt Conversion”).

          The Units issued pursuant to the Offering and the Debt Conversion were issued in private transactions in the United States in reliance upon the exemption from registration provided by Rule 506 of Regulation D (“Regulation D”) under the Securities Act of 1933, as amended (the “Securities Act”), with each participant in the Offering being an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D).

          A copy of the press release dated September 7, 2006 relating to the Offering is attached hereto as Exhibit 99.1.

          On September 5, 2006, the Company entered into an investor relations consulting agreement, in consideration for which the Company issued to the other party to such agreement 1,500,000 common shares of the Company. These common shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act as this issuance did not involve a public offering of such securities.

Item 9.01 Financial Statements and Exhibits

(d)      Exhibits

99.1	Press Release dated September 7, 2006

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CARBIZ INC.

Date: September 8, 2006	By:	/s/ Stan Heintz
Stan Heintz
Chief Operating Officer